Exhibit 10.1

THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT

This THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is made as of this 5th day of September, 2003, by and among FLEET CAPITAL CORPORATION, as lender (together with its successors and assigns, the “Lender”), ELECTRONICS BOUTIQUE OF AMERICA INC., as borrower (the “Borrower”), and Electronics Boutique Holdings Corp. (“EB Holdings”) and EB Investment Corp. (together with EB Holdings, the “Guarantors” and each individually as a “Guarantor”; the Guarantors and the Borrower being sometimes referred to herein collectively as the “Credit Parties” and each individually as a “Credit Party”).

RECITALS

WHEREAS, the Borrower and the Lender are parties to a certain Loan and Security Agreement, dated as of March 16, 1998 (as amended, modified or supplemented from time to time, the “Loan Agreement”) pursuant to which the Lender has agreed to extend credit to the Borrower subject to the terms and conditions contained therein;

WHEREAS, the Borrower has requested that the Lender amend certain provisions of the Loan Agreement; and

WHEREAS, the Lender is willing to amend certain provisions of the Loan Agreement, but only on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, based on these premises, and in consideration of the mutual promises, representations and warranties, covenants and conditions contained herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

Definitions

Capitalized terms used herein, and not otherwise defined herein, shall have the meanings assigned to them in the Loan Agreement.

Acknowledgment of Obligations

Each of the Credit Parties acknowledges and agrees that, as of September 4, 2003, the Borrower is unconditionally liable to the Lender under the Loan Agreement and each of the other Loan Documents for Eight Hundred Sixty-Six Thousand Six Hundred Fifty-Six and 60/100 Dollars ($866,656.60) representing the outstanding LC Amount (no cash Revolving Credit Loans being presently outstanding), plus all expenses incurred by the Lender through the Effective Date, including, without limitation reasonable attorneys’ fees and expenses, and that, as of the Effective Date, the Borrower has no defenses, counterclaims or rights of setoff or recoupment with respect to the foregoing obligations.  Each of the Credit Parties acknowledges and agrees that (i) Borrower has from time to time requested that Lender arrange for its affiliate, Fleet Bank, to provide Borrower with one or more Bank Products, (ii) Lender has arranged, and may, in its sole discretion, in the future arrange, for Fleet Bank or its affiliates to provide Borrower with such Bank Products with the express understanding that all Bank Product Agreements constitute part of the Loan Documents and all Bank Product Obligations constitute part of the Obligations secured by a continuing security interest in the Collateral, and (iii) as of the Effective Date, the Borrower is unconditionally liable to the Lender for all payments and other obligations incurred by the Borrower with respect to the Bank Product Agreements (the exposure of Fleet Bank and its affiliates thereunder being underwritten by the Lender on behalf of the Borrower), and that, as of the Effective Date, the Borrower has no defenses, counterclaims or rights of setoff or recoupment with respect to such obligations. Each of the Credit Parties hereby ratifies and confirms its obligations under the Loan Documents to which it is a party and hereby acknowledges and agrees that each of the Loan Documents to which it is a party remains in full force and effect. Each Guarantor hereby ratifies and confirms its obligations under its surety agreement and the other Loan Documents to which it is a party and hereby acknowledges and agrees that, as of the Effective Date, it has no defenses, counterclaims or rights of setoff or recoupment with respect to its obligations thereunder. Lender hereby ratifies and confirms that pursuant to Section 4 of that certain Second Amendment to Loan and Security Agreement, dated as of July, 23, 1998 (the “Second Amendment”), among the Lender, the Borrower and The Electronic Boutique, Inc. (“EB”), EB has been released from all Obligations.  Lender further agrees that, effective as of the Effective Date, Elbo is hereby released from all Obligations (it being acknowledged and agreed by each Credit Party that such release shall not impair or limit any of its liabilities or Obligations under the Loan Documents).

Amendments and Modifications

All of the following amendments to the Loan Agreement are effective as of the Effective Date:

Subsection 1.1 of the Loan Agreement is amended by inserting the following words at the end of the last line thereof:

“Lender shall have the right from time to time to establish and adjust (i) reserves in such amounts, and with respect to such matters, as Lender shall deem necessary or appropriate, under the Borrowing Base, including, without limitation, with respect to (A) price adjustments, damages, unearned discounts, returned products or other matters for which credit memoranda are issued in the ordinary course of Borrower’s business; (B) shrinkage, spoilage and obsolescence of Inventory; (C) slow moving Inventory; (D) other sums chargeable against Borrower’s Loan Account as Revolving Credit Loans under any section of this Agreement; (E) amounts owing by Borrower to any Person to the extent secured by a Lien on, or trust over, any Property of Borrower; and (F) such other matters, events, conditions or contingencies as to which Lender, in its sole credit judgment, determines reserves should be established from time to time hereunder; and (ii) reserves against Availability with respect to Bank Products (collectively, the “Bank Product Reserves”) in such amounts as Lender shall deem necessary or appropriate based upon Lender’s determination of the credit exposure of the then extant Bank Products.”

Notwithstanding anything to the contrary contained in Subsection 1.4 of the Loan Agreement, if requested by Borrower, Lender may, in its sole discretion, issue one or more Letters of Credit or LC Guaranties related thereto with expiration dates that are later than 30 days prior to the scheduled Maturity Date.

Subsection 3.1.4 of the Loan Agreement is amended by inserting the following words at the end of the last line thereof:

“All calculations of the Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall originally be made by Borrower and certified to Lender; provided, that Lender shall have the right to review and adjust, in the exercise of its reasonable credit judgment, any such calculation after giving notice thereof to Borrower, (1) to reflect its reasonable estimate of declines in value of any of the Collateral described therein, and (2) to the extent that such calculation is not in accordance with this Agreement.”

Subsection 3.4 of the Loan Agreement is amended by deleting the last two sentences thereof in their entirety and replacing the same with the following sentence:

“If as the result of the collections of Accounts as authorized by Subsection 6.2.2 hereof or the cash management arrangements described in this Subsection 6.6 hereof, a credit balance exists in the Loan Account, such credit balance shall not accrue interest in favor of Borrower, but shall be remitted to the Disbursement Account at any time or times for so long as no Default or Event of Default exists, provided that Lender, at its option, may at any time offset such credit balance against any of the Obligations.”

Notwithstanding anything to the contrary contained in Subsections 4.2.2 or 10.3.6 of the Loan Agreement, to the extent Borrower is required to deposit funds with Lender in respect of the LC Amount, such deposit shall be in an amount not less than one hundred fifteen percent (115%) of the LC Amount.

Section 4 of the Loan Agreement is amended by adding new Subsection 4.2.5, which shall read as follows:

“4.2.5                  Bank Product Obligations.  Without limiting the generality of anything contained in this Section 4, on the date of termination of this Agreement, at Lender’s option, all Bank Product Obligations, as calculated by Fleet Bank or its affiliates in a good faith and commercially reasonable manner, shall become due and payable without notice or demand.  Alternatively, if acceptable to Lender, Borrower may provide cash collateral in an amount satisfactory to Lender to be held by Lender with respect to and to secure the then extant Bank Product Obligations.”

Subsection 5.1 of the Loan Agreement is amended by deleting clause (v) thereof in its entirety and replacing the same with the following:

“(v) General Intangibles (including, without limitation, Software and Payment Intangibles); Investment Property; Chattel Paper; Deposit Accounts; Letter-of-Credit Rights; and Supporting Obligations;”

Section 5 of the Loan Agreement is amended by adding new Subsection 5.4, which shall read as follows:

“5.4                           Other Collateral.

5.4.1                        Commercial Tort Claims. As of September 5, 2003, Borrower represents and warrants to Lender that Borrower has no right, title or interest in any Commercial Tort Claim.  Borrower shall promptly notify Lender in writing upon incurring or otherwise obtaining a Commercial Tort Claim after September 5, 2003 against any third party and, upon request of Lender, promptly enter into an amendment to this Agreement and do such other acts or things deemed appropriate by Lender to give Lender a first priority, perfected security interest in any such Commercial Tort Claim subject to no other Liens.

5.4.2                        Other Collateral. (a) As of September 5, 2003, Borrower represents and warrants to Lender that Borrower has no right, title or interest in any Letter-of-Credit Rights or Electronic Chattel Paper.  Borrower shall promptly notify Lender in writing upon acquiring or otherwise obtaining any Collateral after September 5, 2003 consisting of Letter-of-Credit Rights or Electronic Chattel Paper and, upon the request of Lender, promptly execute such other documents, and do such other acts or things reasonably deemed appropriate by Lender to deliver to Lender control with respect to such Collateral.

(b) As of September 5, 2003, Borrower represents and warrants to Lender that Borrower has no right, title or interest in any Documents or Instruments.  Borrower shall promptly notify Lender in writing upon acquiring or otherwise obtaining any Collateral after September 5, 2003 consisting of Documents or Instruments and, upon the request of Lender, will promptly execute such other documents, and do such other acts or things reasonably deemed appropriate by Lender to deliver to Lender possession of such Documents which are negotiable and Instruments, and, with respect to nonnegotiable Documents, to use its best efforts (which shall not include litigation) to have such nonnegotiable Documents issued in the name of Lender.

(c) As of September 5, 2003, Borrower represents and warrants to Lender that Borrower has no right, title or interest in any Investment Property other than the Investment Property consisting of Voting Stock of its Subsidiaries described on the entity organizational chart delivered to Lender on or about the same date.  Without limiting the requirements of Subsection 8.2.9 hereof, Borrower shall promptly notify Lender in writing upon acquiring or otherwise obtaining any Collateral after September 5, 2003 consisting of Investment Property and, upon the request of Lender, promptly execute such other documents, and do such other acts or things reasonably deemed appropriate by Lender to deliver to Lender control with respect to such Collateral.”

Subsection 6.2.2 of the Loan Agreement is amended by (i) inserting the words “or Secondary Cash Dominion Trigger Event” after the words “Event of Default” in the second sentence thereof, and (ii) inserting the words “in accordance with Subsection 6.6(c) hereof” before the period at the end of the second sentence.

Section 6 of the Loan Agreement is amended by adding new Subsection 6.6, which shall read as follows:

“6.6 Cash Management. (a) Subject to the requirements of this Subsection 6.6, (i) Borrower shall at all times maintain a cash management system substantially in accordance with its existing cash management system described on Exhibit 6.6 hereto, and (ii) Borrower shall cause all cash receipts of sales of Inventory and cash collections of Accounts to be deposited promptly after receipt thereof in the Disbursement Account (defined below) or one or more of the Deposit Accounts set forth on Exhibit 6.6.  Without limiting the generality of the foregoing, Borrower shall at all times maintain its sole concentration and disbursement account (the “Disbursement Account”) with JP Morgan Chase Bank, as depository bank, unless and until Lender gives its prior written approval (which shall not be unreasonably withheld) for the establishment of a successor concentration and disbursement account (in which case such successor account shall be deemed to be the Disbursement Account and the predecessor account shall be closed).  As of September 5, 2003, Borrower represents and warrants to Lender that Borrower has no right, title or interest in any Deposit Accounts other than the Deposit Accounts described (by account number, depository bank and account type) on Exhibit 6.6.

(b) If and to the extent requested by Lender upon or at any time after the occurrence of an Initial Cash Dominion Trigger Event, Borrower shall promptly (but in any event within ten (10) Business Days after such request by Lender) (i) establish and maintain the Dominion Account with Fleet Bank and execute such agreements and do such other acts or things deemed appropriate by Lender to deliver to Lender control with respect to the Dominion Account, (ii) execute such agreements and do such other acts or things, and cause the applicable depository bank to execute such agreements and do such other acts or things, reasonably deemed appropriate by Lender to deliver to Lender control with respect to the Disbursement Account (which control agreement shall contain a “standing” instruction consistent with clause (iii) below), and (iii) cause all funds credited to the Disbursement Account to be transferred, on a daily basis, to the Dominion Account for application to the Obligations as determined by Lender.  The requirements described in the foregoing clauses (i), (ii) and (iii) are collectively referred to herein as the “Initial Cash Dominion Procedures”.

(c) In the event that either a Secondary Cash Dominion Trigger Event has occurred or an Event of Default has occurred and is continuing, if and to the extent requested by Lender, Borrower shall immediately (i) implement (if not previously implemented) and maintain the Initial Cash Dominion Procedures, (ii) implement and maintain a lockbox arrangement satisfactory to Lender at Fleet Bank, (iii) notify all of its Account Debtors to remit payments in respect of Collateral directly to the Dominion Account (or the lockbox, as applicable) for application to the Obligations as determined by Lender, and (iv) execute and deliver such agreements, and cause all of its Account Debtors that are credit card issuers or processors to execute and deliver such agreements, in form and substance reasonably satisfactory to Lender whereby such Accounts Debtors shall acknowledge Lender’s first priority Lien in the monies due or to become due to Borrower (including, without limitation, credits and reserves) under the agreements or arrangements between Borrower and such Account Debtors, and agree to transfer all such amounts to the Dominion Account.

(d) In addition to the foregoing, if requested by Lender upon or at any time after the occurrence of an Initial Cash Dominion Trigger Event, Borrower shall also cause all funds credited to each of its other Deposit Accounts (other than payroll accounts and, in any event, net of fees and chargebacks of the applicable depository bank) in excess of $25,000, to be transferred to the Disbursement Account no less frequently than weekly, provided, that if at any time the funds credited to any such Deposit Account exceed $50,000, such excess shall be transferred to the Disbursement Account within one (1) Business Day.  If requested by Lender upon or at any time after the occurrence of a Secondary Cash Dominion Trigger Event or upon the occurrence and during the continuance of an Event of Default, Borrower shall also cause all funds credited to each of its other Deposit Accounts (other than payroll accounts and, in any event, net of fees and chargebacks of the applicable depository bank) in excess of $10,000, to be transferred, on a daily basis, to the Dominion Account.

(e) Commencing with the fiscal quarter ending September 30, 2003, so long as neither the Initial Cash Dominion Trigger Event nor the Secondary Cash Trigger Event have occurred and no Event of Default has occurred and is continuing, Borrower shall notify Lender in writing on a semi-annual basis of all Deposit Accounts acquired or otherwise obtained by Borrower since the last date covered by Exhibit 6.6 (or any subsequent supplement thereof) by supplementing Exhibit 6.6 hereto; provided, however that if a Initial Cash Trigger Event shall have occurred, Borrower shall promptly notify Lender in writing after the end of each fiscal quarter of all Deposit Accounts acquired or otherwise obtained by Borrower during such fiscal quarter by supplementing Exhibit 6.6 hereto.  Notwithstanding the foregoing, in the event that either a Secondary Cash Dominion Trigger Event has occurred or an Event of Default has occurred and is continuing, Borrower shall promptly notify Lender in writing upon acquiring or otherwise obtaining any Deposit Accounts by supplementing Exhibit 6.6 hereto and, upon the request of Lender, promptly execute such agreements and do such other acts or things, and cause the applicable depository banks to execute such agreements and do such other acts or things, reasonably deemed appropriate by Lender to deliver to Lender control with respect to any or all Deposit Accounts of Borrower.

(f) Nothing contained in this Subsection 6.6 is intended to limit or otherwise modify Lender’s rights and remedies during the existence of an Event of Default, including, without limitation, Lender’s right to notify Borrower’s Account Debtors to remit payments in respect of the Collateral directly to Lender and further including, without limitation, Lender’s right to (i) require Borrower to cause all funds credited to each of its Deposit Accounts be transferred to the Dominion Account at the frequency determined by Lender and (ii) to issue instructions to the depository banks maintaining Borrower’s Deposit Accounts directing the transfer of all funds credited to such Deposit Accounts to Lender (upon receipt of which Lender shall be entitled to apply to the Obligations).

(g) Borrower acknowledges and agrees that, except as otherwise provided in any Bank Product Agreements relating to the cash management arrangements described in this Subsection 6.6, Lender assumes no responsibility for any of such cash management arrangements.”

Subsection 7.1.5 of the Loan Agreement is amended by adding the following sentence immediately following the second sentence thereof:

“Borrower’s state of incorporation or organization, Type of Organization and Organizational I.D. Number is set forth on Exhibit 7.1.5.  The exact legal name of Borrower is set forth on Exhibit 7.1.5.”

Clause (ii) of Subsection 8.1.3 of the Loan Agreement is amended and restated in its entirety as follows:

“(ii)(A) not later than 45 days after the end of each month, including the last month of Borrower’s fiscal year, an interim management-prepared operating statement of Borrower (and, if request by Lender, each other Obligor) as of the end of such month, in the form previously delivered to Lender (except that each such operating statement shall also (y) contain a separate line item setting forth the domestic cash position of EB Finance

Inc., and (z) contain financial information as of the end of such month and for the portion of the fiscal year then elapsed (setting forth comparative figures for the corresponding month and period in the prior fiscal year)), certified by the principal financial officer of Borrower to fairly present the financial position and results of operations of Borrower (and each other Obligor, if applicable), and the domestic cash position of EB Finance Inc., for such month and period; and

(B) not later than 45 days after the end of each fiscal quarter, unaudited, interim financial statements of EB Holdings and its Subsidiaries as of the end of such quarter, on a consolidated basis, in the form filed with EB Holding’s Form 10-Q filing with the Securities and Exchange Commission for such quarter;”

Clause (v) of Subsection 8.1.3 of the Loan Agreement is amended by deleting the words “30 days prior to the close” and replacing the same with the words “the last day of February”.

Subsection 8.2 of the Loan Agreement is amended by adding new Subsection 8.2.11, which shall read as follows:

“8.2.11            Structural Changes. Change its state of incorporation or organization or Type of Organization; nor change its legal name.”

Subsection 8.4 of the Loan Agreement (regarding certain stock ownership requirements for the Kim family with respect to EB Holdings) is deleted in its entirety.

Subsection 11.15 of the Loan Agreement is amended by (i) deleting the word “and” at the end of clause (iv) of the first sentence thereof, (ii) deleting the period at the end of clause (v) thereof and replacing the same with a semi-colon, and (iii) inserting the following words immediately following such semi-colon:

“AND (VI) EXCEPT AS PROHIBITED BY LAW, ANY RIGHT TO CLAIM OR RECOVER ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.”

Notwithstanding anything to the contrary contained in the Loan Agreement, all capitalized terms indicating the Collateral shall have the meanings assigned thereto in the Code. The definitions of “Account Debtor,” “Aggregate Adjusted Availability,” “Availability,” “Loan Documents” and “Obligations” contained in Appendix A to the Loan Agreement are amended and restated in their entirety as follows:

“Account Debtor – any Person who is or may become obligated on or under or on account of any Account, Chattel Paper or General Intangible.”

“Aggregate Adjusted Availability – as of any applicable measurement date, an amount equal to Availability (less Revolving Credit Loans requested to be made, and the face amount of Letters of Credit or LC Guaranties requested to be issued, on such date) minus all sums due and owing to trade creditors which remain outstanding beyond normal trade terms.”

“Availability - the amount of money which Borrower is entitled to borrow from time to time as Revolving Credit Loans, such amount being the difference derived when the sum of the principal amount of Revolving Credit Loans then outstanding (including any amounts which Lender may have paid for the account of Borrower pursuant to any of the Loan

Documents and which have not been reimbursed by Borrower), plus the LC Amount and the Bank Product Reserves is subtracted from the lesser of (i) the Maximum Revolving Credit Amount and (ii) the Borrowing Base.  If such amount is equal to or greater than the lesser of (i) the Maximum Revolving Credit Amount and (ii) the Borrowing Base, then Availability is zero (0).”

“Loan Documents – the Agreement, the Other Agreements, the Security Documents and the Bank Product Agreements as each of the same may be amended, modified, renewed, extended, replaced, restated or substituted from time to time.”

“Obligations - all Loans and all other advances, debts, liabilities, obligations, covenants and duties, together with all interest, fees and other charges thereon, owing, arising, due or payable from Borrower to Lender, and/or to Fleet Bank or any affiliate of Fleet Bank, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether arising under the Agreement or any of the other Loan Documents or otherwise, whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired, including, without limitation, the Bank Product Obligations.”

The definition of “Borrowing Base” contained in Appendix A to the Loan Agreement is amended by deleting the last five words in clause (a) thereof and replacing the same with “first-in, first-out basis”. The definition of “Eligible Inventory” contained in Appendix A to the Loan Agreement is amended by (i) deleting the word “or” at the end of clause (vii) thereof, (ii) deleting the period at the end of the clause (viii) thereof and replacing the same with a semi-colon followed by the word “or” and (iii) inserting a new clause (ix), which shall read as follows:

“(ix) it is subject to any licensing, patent, royalty, trademark, trade name or copyright agreements with, or rights of, any third parties which would require the consent of any third party upon the sale or disposition of that Inventory (including, without limitation, upon the sale or disposition of that Inventory by Lender following an Event of Default) or the payment of any monies to any third party upon any such sale or disposition of that Inventory (unless Lender shall have received one or more “access and use” agreements reasonably acceptable to Lender from such third parties with respect to such Inventory, duly executed and delivered by such third parties).”

Appendix A to the Loan Agreement is amended by adding (and inserting in alphabetical order) the following definitions:

“ACH Transaction - any cash management or related services (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) provided by Fleet Bank or its affiliates for the account of Borrower.”

“Bank Product Agreements - those certain agreements entered into from time to time by Borrower and those certain agreements entered into from time to time between Fleet Bank and its affiliates, in each case, in connection with any of the Bank Products.”

“Bank Product Obligations - all obligations, liabilities, contingent reimbursement obligations, fees and expenses owing by Borrower to Fleet Bank or its affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that Borrower is obligated to reimburse to Fleet Bank or its affiliates.”

“Bank Product - any service or facility extended to Borrower by Fleet Bank or its affiliates including, without limitation: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, and (g) Hedge Agreements.”

“Bank Product Reserves - shall have the meaning set forth in Subsection 1.1 hereof.”

“Disbursement Account - shall have the meaning set forth in Subsection 6.6(a) hereof.”

“Dominion Account - a special account established by Borrower pursuant to the Agreement at Fleet Bank and over which Lender shall have sole and exclusive access and control for withdrawal purposes.”

“Fleet Bank – means Fleet National Bank, and references to affiliates of Fleet Bank shall include Lender.”

“Hedge Agreement - any and all transactions, agreements, or documents now existing or hereafter entered into between Borrower and Fleet Bank or its affiliates, which provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Borrower’s exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.”

“Initial Cash Dominion Procedures - shall have the meaning set forth in Subsection 6.6(b) hereof.”

“Initial Cash Dominion Trigger Event – the occurrence of one or more of the following events at any time when 60% of the value of Eligible Inventory, calculated on the basis of the lower of cost or market on a first-in, first-out basis, is less than Seventy Million Dollars ($70,000,000): (i) the numerical average, for any period of three (3) consecutive Business Days, of Availability is less than or equal to Fifteen Million Dollars ($15,000,000), or (ii) the numerical average, for any period of three (3) consecutive Business Days, of the sum of (A) aggregate principal amount of all outstanding Revolving Credit Loans, plus (B) the outstanding LC Amount, plus (C) the Bank Product Reserve, is greater than or equal to Thirty-Five Million Dollars ($35,000,000).”

“Organizational I.D. Number – with respect to any Person, the organizational identification number assigned to such Person by the applicable governmental unit or agency of the jurisdiction of organization of such Person.”

“Secondary Cash Dominion Trigger Event - the occurrence of one or more of the following events at any time: (i) the numerical average, for any period of three (3) consecutive Business Days, of Availability is less than or equal to Ten Million Dollars ($10,000,000), or (ii) the numerical average, for any period of three (3) consecutive Business Days, of the sum of (A) aggregate principal amount of all outstanding Revolving Credit Loans, plus (B) the outstanding LC Amount, plus (C) the Bank Product Reserve, is greater than or equal to Forty Million Dollars ($40,000,000).”

“Type of Organization – with respect to any Person, the kind or type of entity by which such Person is organized, such as a corporation or limited liability company.”

The Borrower’s disclosure schedules appended to the Loan Agreement are supplemented by (i) the addition of Schedule 6.6 (Cash Management) attached hereto, and (ii) the replacement of Schedule 7.1.5 to the Loan Agreement with Schedule 7.1.5 (Corporate Names, etc.) attached hereto.

Representations and Warranties; Additional Covenants

In order to induce the Lender to enter into this Amendment, each Credit Party represents and warrants to the Lender that (i) the execution, delivery and performance by the Credit Parties of this Amendment and the transactions contemplated hereby (A) are and will be within the respective corporate powers of the Credit Parties, (B) have been authorized by all necessary corporate action on behalf of the Credit Parties, (C) are not in contravention of any order or decree of any court or governmental unit, or of any law, rule or regulation to which any Credit Party or any Credit Party’s property is bound, (D) are not and will not be in conflict with, or result in a breach of or constitute (with due notice and/or lapse of time) a default under (x) any Credit Party’s articles of incorporation or bylaws or (y) any indenture, agreement, contract or undertaking to which any Credit Party is a party or by which any of them or any of their property is bound, and (E) except for the Liens created under the Loan Documents in favor of the Lender, will not result in the imposition of any Lien on any of the properties of any Credit Party; (ii) this Amendment shall be valid, binding and enforceable against the Credit Parties in accordance with its terms; and (iii), no Default or Event of Default has occurred and is continuing and no Default or Event of Default would result from the execution, delivery or consummation of the transactions contemplated by this Amendment. On and as of Effective Date, each Credit Party confirms, reaffirms and restates, and on the date of each request for a Loan or Letter of Credit each Credit Party shall be deemed to have further confirmed, reaffirmed and restated, to the Lender the representations and warranties set forth in the Loan Agreement, as amended hereby, and the other Loan Documents, except to the extent that such representations and warranties solely relate to a specific earlier date in which case each Credit Party confirms, reaffirms and restates such representations and warranties as of such earlier date. The Borrower represents and warrants to Lender that attached hereto as Exhibit A is a true, correct and complete entity organizational chart of the Borrower, EB Holdings and their Subsidiaries, together with a memorandum summarizing the activities and purpose of each entity within such organizational structure (an “organizational summary memorandum”).  Borrower agrees to promptly deliver to Lender, in connection with any future change to the organizational structure reflected in the attached exhibit, an updated entity organizational chart together with an updated organizational summary memorandum (it being understood and agreed that any such change shall be made in compliance with the Loan Agreement and the other Loan Documents).

Effectiveness; Conditions Precedent

The effectiveness of the amendments and other provisions hereof are subject to the following conditions precedent, including, where applicable, that the Lender shall have received the following documents and other items, duly executed, where appropriate, by authorized representatives of the Credit Parties and the Lender, as applicable (all such documents and other items must be in form and substance satisfactory to the Lender):

This Amendment (including the Exhibits hereto); Any and all agreements, instruments and documents required by the Lender to effectuate and implement the terms hereof and the Loan Documents;

Evidence that the execution, delivery and performance of this Amendment by each of the Credit Parties have been duly authorized by all necessary action, and that no amendment or other modification to the articles or certificate of incorporation or bylaws of any Credit Party has been made since the date of the original delivery thereof to Lender and that such documents (in the form delivered to the Lender) remain in full force and effect; and Payment of all reasonable fees and expenses of Blank Rome LLP, counsel to the Lender, incurred by the Lender that are outstanding as of the date hereof. The date which all of the conditions precedent set forth in Section 5(a) hereof shall have been satisfied or waived is referred to herein as the “Effective Date.”

Miscellaneous

Except as modified or provided herein or in any other instruments or documents executed in connection herewith, all terms and conditions of the Loan Agreement and the other Loan Documents shall remain in effect in accordance with their original tenor.  Except as otherwise provided herein, each agreement, covenant, representation and warranty of each of the Credit Parties hereunder shall be deemed to be in addition to, and not in substitution for, the agreements, covenants, representations and warranties previously made by such Credit Party. Each Credit Party hereby agrees to take all such actions and to execute and/or deliver to the Lender all such documents, assignments, financing statements and other documents, as the Lender may require from time to time, to effectuate and implement the purposes of this Amendment and the other Loan Documents, and to pay or reimburse the Lender for all reasonable attorneys’ fees and expenses incurred in connection herewith and therewith. Each Credit Party covenants, confirms and agrees that as security for the repayment of the Obligations of the Credit Parties under the Loan Documents, the Lender has, and shall continue to have, a continuing first priority, perfected lien on and security interest in the Collateral, all whether now owned or hereafter acquired, created or arising, together with all proceeds, including insurance proceeds thereof, as set forth in the Loan Agreement and the other Loan Documents, as applicable, subject to no Liens other than Permitted Liens.  Each Credit Party acknowledges and agrees that nothing herein contained in any way impairs the Lender’s existing rights and priority in the Collateral.  The Loan Agreement (as modified by this Amendment), together with the Loan Documents, contains the entire agreement among the parties with respect to the transactions contemplated hereby, and supersedes all negotiations, presentations, warranties, commitments, offers, contracts and writings prior to the date hereof relating to the subject matters hereof.  The Loan Agreement (as modified by this Amendment) and the other Loan Documents may be amended, modified, waived, discharged or terminated only in accordance with the terms thereof. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.  Execution and delivery by facsimile shall bind each of the parties. This Amendment shall be binding upon and inure to the benefit of each of the Credit Parties and the Lender and their respective successors, heirs and assigns, except that no Credit Party may assign or transfer its rights or obligations hereunder without the prior written consent of the Lender. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. No rights are intended to be created hereunder for the benefit of any third party donee, creditor or incidental beneficiary, except that Fleet Bank and its affiliates shall be entitled to rely on Section 2(b) hereof. The headings of any section or paragraph of this Amendment are for convenience only and shall not be used to interpret any provision of this Amendment. EACH PARTY TO THIS AMENDMENT KNOWINGLY AND INTENTIONALLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF THIS AMENDMENT OR THE OTHER LOAN DOCUMENTS.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

ELECTRONICS BOUTIQUE OF AMERICA INC., as the Borrower

By:	/s/ James A. Smith
Name:	James A. Smith
Title:	Senior Vice President and Chief Financial Officer

Electronics Boutique Holdings Corp., as a Guarantor

By:	/s/ James A. Smith
Name:	James A. Smith
Title:	Senior Vice President and Chief Financial Officer

EB Investment Corp., as a Guarantor

By:	/s/ James A. Smith
Name:	James A. Smith
Title:	Treasurer and Secretary

FLEET CAPITAL CORPORATION, as the Lender

By:	/s/ Michael Kerneklian
Name:	Michael Kerneklian
Title:	Vice President